Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-262033 on Form S-3 and No. 333- 227402 on Form S-8 of First Western Financial, Inc. of our report, dated March 15, 2024, relating to the financial statements and our report dated the same date related to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of First Western Financial, Inc. for the year ended December 31, 2023.

/s/Crowe LLP

Denver, Colorado
March 15, 2024